Exhibit 10.47

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of July, 2000, by and between Edgewater Technology, Inc., a Delaware corporation (hereinafter referred to as the “Company” or “Edgewater”), and David Gallo (hereinafter referred to as “Employee”).

WITNESSETH

WHEREAS, in the course of building the business of Edgewater, and in his capacity as an executive officer thereof, Employee will be engaged in a confidential relationship and will gain knowledge of the business, affairs, customers and methods of Edgewater and each of Edgewater’s Subsidiaries during his employment with Edgewater and will have access to lists of Edgewater’s and its Subsidiaries’ customers and their needs, and will become personally known to and acquainted with Edgewater’s and its Subsidiaries’ customers, thereby establishing a personal relationship with such customers for the benefit of Edgewater; and

WHEREAS, the corporate party being duly authorized hereto by its Board of Directors and the individual having the requisite capacity and authority, desire to enter into this Agreement to reflect the foregoing, and for other purposes as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.    TERM OF AGREEMENT.    The term of this Agreement shall commence on the date hereof and shall continue until March 1, 2003, unless terminated sooner in accordance with Section 5 hereof. During the term of this Agreement, the calendar year shall be referred to herein as a “Compensation Year.”

2.    DUTIES AND PERFORMANCE.

(a)  During the term of this Agreement, Employee shall be employed by the Company on a full-time basis as Chief Operating Officer of Edgewater and shall have such authority and shall perform such duties consistent with his position as may be reasonably assigned to him by, and shall report to, the Chief Executive Officer and Chief Technology Officer of the Company; provided, however, that Employee shall not be prohibited from making investments of a passive nature other than investments in more than five (5%) percent of the outstanding shares of companies engaged in competition with Edgewater. Employee shall use all reasonable efforts to further the interests of Edgewater and shall devote substantially all of his business time and attentions to his duties hereunder.

(b)  Employee shall be entitled to be reimbursed in accordance with the policies of Edgewater, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by him in connection with the performance of his duties of employment hereunder; provided Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by Edgewater.

COMPENSATION.

3.1  Base Salary.    Edgewater shall pay to Employee a base salary at the rate of $200,000 per annum through the expiration of the term of the Agreement, payable bi-weekly as per normal pay practices of the Company. Such base salary shall be subject to increase based upon review by the Board of Directors of the Company from time to time.

3.2  Stock Options.    Employee is hereby granted options (the “Options”) to purchase 225,000 shares of Common Stock of Edgewater at a per share price of $6.00. The Options to purchase one–third of the underlying shares of Common Stock shall vest each of the first, second and third anniversaries of the date of this Agreement. All terms and conditions of such Options shall be subject to the Company’s 2000 Stock Option Plan.

3.3  Bonus.    The Employee shall be entitled to receive an annual bonus of up to 60% of Employee’s base salary for each calendar year and up to 50,000 additional Options for the period ended December 31, 2000, based on targeted budget performance and performance measures which are detailed on Exhibit A and such agreements, terms and conditions on Exhibit A shall be incorporated herein. Any additional Options granted for calendar year 2000 performance, pursuant to this Section 3.3, shall be issued at a strike price equivalent to the fair market value of the share price of the underlying common stock of the Company at the time of grant and shall vest on the same schedule as the Options described in Section 3.2 hereof. In addition, Employee may earn up to 50,000 additional Options for each of the years ending December 31, 2001 and December 31, 2002, based on targeted budget performance and other performance measures which shall be agreed to by the parties after the date hereof and detailed on Exhibit B, and such agreements, terms and conditions on Exhibit B shall be incorporated herein.

3.    BENEFITS.

(a)  When eligible under non-discriminatory standards, Employee shall be entitled to participate in any employee benefit plan maintained by the Company for its full time employees and shall be entitled to vacation under the Company’s PDO or PTO plan, as applicable, based on time of service, and holidays as the Company may establish as company policy.

(b)  Employee shall be eligible to participate in the incentive compensation plans of Edgewater and its Subsidiaries as designated.

5.    TERMINATION OF AGREEMENT.

(a)  The Company shall be entitled to terminate Employee’s services, in any of the following circumstances:

(i)  For “cause,” which shall mean by reason of any of the following: (A) the Employee’s material breach of any provision of Section 6 of this Agreement; (B) the final written determination by the Board of Directors of the Company after thirty (30) days notice to the Employee and the opportunity for the Employee to be heard by the Board of Directors regarding the Employee’s willful failure and refusal to comply with the material and reasonable directives of the Company; (C) the Employee’s willful and repeated failure to perform the duties for which the Employee has been provided with written notice of non-performance and for which the Employee has been provided with thirty (30) days to cure such non-performance; (D) the Employee’s gross negligence or willful or intentional misconduct; (E) final written determination after thirty (30) days notice to the Employee and the opportunity for the Employee to be heard by the Board of Directors of the Company in respect of the Employee’s breach of his fiduciary duties to the Company; or (F) the conviction of, or the entering of a guilty plea or a plea of no contest with respect to, a felony with respect to the Employee, or any other criminal activity which materially affects the Employee’s ability to perform his duties or materially harms the reputation of the Company;

(ii)  If, during the Term, in the opinion of the Company, the Employee because of physical or mental illness or incapacity shall be unable for any reason to substantially perform all of his duties and responsibilities under this Agreement for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period (“Disability”); provided, that the Company shall give Employee at least ten (10) days prior written notice of its intention to terminate this Agreement, as of the date set forth in the notice, at any time after the expiration of such one hundred eighty (180) day period. In case of termination for Disability, the Employee shall be entitled to receive salary, benefits and reimbursable expenses owing the Employee through the date of termination;

(iii)  The death of Employee; or

(iv)  At any time, for any reason other than set forth above, including without cause, immediately upon notice to Employee.

(b)  In the event of the termination of Employee’s employment:

(i)  For cause, or in the event of the resignation of Employee, or in the event of the death or disability of Employee, then as of the date of such termination all of the Company’s obligations hereunder, including, without limitation, the Company’s obligations to pay Employee’s base salary accruing after the date of such termination, and any benefits (except as otherwise required by applicable law), other than those obligations which have accrued but remain unpaid as of the date of such termination (such as accrued but unpaid salary, expense reimbursements, health insurance premiums, retirement plan contributions, if any, vacation pay, sick pay, etc.), shall cease and Employee shall not be entitled to receive any incentive compensation for the Compensation Year of such termination; or

(ii)  By the Company pursuant to clause 5(a)(iv) above, then in such event Employee shall receive from the Company two payments, each equal to one-half of the following: the amount of Employee’s base salary (without offset for any compensation received by Employee from any subsequent employment by any person other than by any affiliate of the Company or in violation of Section 6 of this Agreement) for a period which is the greater of (A) sixty (60) days from the date of such termination, or (B) the lesser of one (1) year or the remaining term of this Agreement. The first payment shall be due on the effective date of termination and the second payment shall be due ninety (90) days after the effective date of termination. Upon the effective date of termination by the Company pursuant to clause 5(a)(iv) above, all Options granted to Employee in Section 3.2 shall become immediately vested and exercisable. Further, any such termination by the Company pursuant to clause 5(a)(iv) above shall operate to shorten the period set forth in Section 6(b), and during which the terms of Section 6 apply, to twelve (12) months from the date of termination of employment. In addition, in the case of any such termination by the Company pursuant to clause (5(a)(iv) above, the Company shall continue Employee’s health care, life insurance and disability coverages for Employee for the period described in clause (B) of this subparagraph 5(b)(ii), (a) under the terms of the applicable Company sponsored health care plan by which he was covered at the time of such termination of employment, as such plan may be in effect or may be modified from time to time, or (b) if such Company sponsored health care plan does not by its terms allow Employee’s participation or continued participation, the Company shall obtain at the Company’s expense such insurance coverage on behalf of Employee that provides all benefits otherwise provided under such Company sponsored health care, life insurance and disability plans (collectively, “Continued Health Care Coverage”).

6.    COVENANT NOT TO COMPETE, CONFIDENTIALITY.

(a)  Employee acknowledges that in the course of his employment by the Company he has and will become privy to various economic and trade secrets and relationships of the Company and its subsidiaries under its direct control (“Subsidiaries”). Therefore, in consideration of this Agreement, Employee hereby agrees that he will not, directly or indirectly, except for the benefit of the Company or its Subsidiaries, or with the prior written consent of the Board of Directors of the Company, which consent may be granted or withheld at the sole discretion of the Company’s Board of Directors:

(i)  During the Noncompetition Period (as hereinafter defined), become an officer, director, stockholder, partner, member, manager, associate, employee, owner, creditor, independent contractor, co-venturer, consultant or otherwise, or be interested in or associated with any other person, corporation, firm or business engaged in providing software solutions services, including, but not limited to, systems integration, custom software development, training, system support, outsourcing and/or information technology services (an “Edgewater Services Business”) within a radius of fifty (50) miles from any office operated during the Noncompetition Period by the Company, or any of its Subsidiaries (collectively, the “Territory”), or himself engage in such business; provided, however, that

(A)  Nothing herein shall be construed to prohibit Employee from owning not more than five percent (5%) of any class of securities issued by an entity which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or which is traded over the counter;

(B)  The foregoing shall not restrict Employee with respect to businesses, other than Edgewater Services Businesses, engaged in by the Company or its Subsidiaries during the Noncompetition Period unless Employee either is or was substantially involved in such other businesses of the Company or such Subsidiaries or had access to Confidential Information (as hereinafter defined) with respect to such other businesses; or

(ii)  During the Noncompetition Period, in the Territory, solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of himself or third parties, from parties who are or were customers of the Company or its Subsidiaries, any Edgewater Services Business transacted by or with such customer by the Company or its Subsidiaries; or

(iii)  During the Noncompetition Period, in the Territory, accept or perform, or cause or authorize, directly or indirectly, to be accepted or performed for or on behalf of himself or for third parties, any such Edgewater Services Business from any such customers of the Company or its Subsidiaries; or

(iv)  (A)  During the Noncompetition Period, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Company or its Subsidiaries relating to their business or the operations, employees or customers of the Company or its Subsidiaries which constitutes proprietary or confidential information of the Company or its Subsidiaries (“Confidential Information”), including without limitation any Confidential Information contained in any customer lists, mailing lists and sources thereof, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents; and (B) from and after the date hereof, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Company or its Subsidiaries which constitutes Confidential Information, but excluding any Confidential Information which has become part of common knowledge or understanding in the Edgewater Services Business industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement); provided, however, this subparagraph (iv) shall not be applicable to the extent Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests that such Confidential Information be preserved; or

(v)  During the Noncompetition Period,

(A)  Solicit, entice, persuade or induce, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of the Company or its Subsidiaries or any other person who is under contract with or rendering services to the Company or its Subsidiaries, to terminate his or her employment by, or contractual relationship with, the Company or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering services to or for the Company or to become employed by or to enter into contractual relations with any persons other than the Company or to enter into a relationship with a competitor of the Company or its Subsidiaries;

(B)  Solicit, induce, attempt to hire, or hire on his own behalf or on behalf of any third party, any employee of the Company (or anyone who was an employee of the Company during the preceding ninety (90) days), or assist in such hiring by any other person or business entity;

(C)  Approach any such employee for any of the foregoing purposes; or

(D)  Authorize or knowingly approve or assist in the taking of any such actions by any person other than the Company or its Subsidiaries.

(b)  For purposes of this Agreement, the term “Noncompetition Period” shall mean the period commencing on the date hereof and ending twenty-four (24) months after the date

Employee ceases to be an officer or employee of, or consultant to, the Company or any of its Subsidiaries; provided, however, that the Noncompetition Period shall end one (1) year from the date of termination of the employment of Employee by the Company under this Agreement which is without cause.

(c)  The invalidity or non-enforceability of this Section 6 in any respect shall not affect the validity or enforceability of this Section 6 in any other respect or of any other provisions of this Agreement. In the event that any provision of this Section 6 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the Geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable and further, to the extent permitted by law, such geographic or business scope or the duration thereof may be re-written by a court of competent jurisdiction to make such sufficiently limited to be enforceable.

(d)  Employee acknowledges that the Company’s remedy at law for any breach of the provisions of this Section 6 is and will be insufficient and inadequate and that the Company shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the Company may have at law.

(e)  The provisions of this Section 6 shall survive termination of this Agreement.

8.  DIVISIBILITY OF AGREEMENT.    In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

9.  NOTICES.    Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage prepaid by certified or registered mail, return receipt requested, or sent by prepaid overnight courier service, delivery confirmed, as follows:

If to Employee:	David Gallo

If to the Company:	Clete T. Brewer
Chairman
234 East Millsap Road
Fayetteville, Arkansas 72703

Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

10.  COMPLETE AGREEMENT.    This Agreement contains the entire understanding of the parties with respect to the employment of Employee (including nonsolicitation and noncompetition agreements) and supersedes all prior arrangements or understandings with respect thereto. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

11.  ASSIGNMENT.    This Agreement is personal and non-assignable by Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate.

12.  COUNTERPARTS.    This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13.  GOVERNING LAW.    This Agreement shall in all respects be construed according to the laws of the State of Delaware.

[The next page is the signature page.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement in multiple counterparts as of the day and year first above written.

EMPLOYEE

/S/ DAVID J. GALLO
David J. Gallo

EDGEWATER, INC.

By:	/S/ TERRY C. BELLORA
Terry C. Bellora
Executive Vice President

EXHIBIT A

Percentage of Bonus to be received	30%	50%	80%	100%

2000 Performance Targets:
Sales (executed contracts) 40% value	$42M	$45M	$46M	$50M
Revenue (GAAP recorded) 40% value	$30M	$32M	$36M	$39M
Gross Profit Percentage 20% value	45-46%	47-48%	49-51%	52%

EXAMPLE:

For calendar year 2000, assume that sales are $50 million, Revenue is $36 million and Gross Profit Percentage is 48%; Based on a potential bonus of $120,000 and 50,000 options, the following calculations would be made:

$120,000 Bonus:	Sales:	$120,000 x 40% value = $48,000 x 100% (from table) = $48,000
	Rev.:	$120,000 x 40% value = $48,000 x 80% (from table) = $38,400
	G.P.:	$120,000 x 20% value = $24,000 x 50% (from table) = $12,000

Total Bonus = $98,400

50,000 Options:	Sales:	50,000 x 40% value = 20,000 x 100% (from table) = 20,000
	Rev.:	50,000 x 40% value = 20,000 x 80% (from table) = 16,000
	G.P.:	50,000 x 20% value = 10,000 x 50% (from table) = 5,000

Total Options = 41,000

The foregoing calculation shall be made independently for each performance target (i.e., even if two performance targets are not met, but one target is achieved, the calculation for that performance target shall be made). Example: Sales are $41 million, Revenue is $29 million and Gross Profit Percentage is 49%. No bonus would be calculated based on Sales and Revenue, but the bonus would be calculated on Gross Profit Percentage ($120,000 x 20% value = $24,000 x 80% (from table) = $19,200 and 8,000 options (10,000 x 80%)).